DESCRIPTION OF STEADFAST APARTMENT REIT, INC.
SECURITIES REGISTERED PURSUANT TO SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary of certain terms of Steadfast Apartment REIT’s (“STAR”) capital stock, STAR’s charter, STAR’s bylaws, and certain provisions of the Maryland General Corporation Law (“MGCL”) governing real estate investment trusts formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of STAR’s charter and bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with STAR’s charter and bylaws and the applicable provisions of the MGCL for complete information on STAR’s capital stock.
When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to STAR and references to “our common stock” refer to shares of STAR’s common stock (“STAR Common Stock”).
Under STAR’s charter, we have authority to issue a total of 1,100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 999,999,000 shares are classified as common stock with a par value of $0.01 per share, 1,000 shares are classified as convertible stock with a par value of $0.01 per share and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend STAR’s charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue.
Common Stock
The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of our directors. STAR’s charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock do not have preemptive rights, which means that stockholders will not have an automatic option to purchase any new shares of common stock that we issue, or have appraisal rights, unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations.
Our board of directors has authorized the issuance of shares of our capital stock without certificates; therefore, we will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock.
Preferred Stock
STAR’s charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by STAR’s charter to set, subject to STAR’s charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Convertible Stock
Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.01 per share. We have issued all of such shares to Steadfast Apartment Advisor, LLC, a Delaware limited liability company (“STAR Advisor”) for an aggregate purchase price of $1,000. No additional consideration is due upon the conversion of the convertible stock. There will be no distributions paid on shares of convertible stock. The conversion of the convertible stock into shares of common stock will decrease the percentage of our shares of common stock owned by current stockholders. However, at no time will the conversion of the convertible stock into shares of common stock result in STAR Advisor holding a majority of the outstanding shares of our common stock.
Except in limited circumstances, shares of convertible stock will not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of our stockholders at which they are not entitled to vote. However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock will be required (1) for any amendment, alteration or repeal of any provision of STAR’s charter that materially and adversely changes the rights of the convertible stock and (2) to effect a merger of our company into another entity, or a merger of another entity into our company, unless in each case each share of convertible stock (A) will remain outstanding without a material and adverse change to its terms and rights or (B) will be converted into or exchanged for shares of stock or other ownership interest of the surviving entity having rights identical to that of our convertible stock (except for changes that do not materially and adversely affect the holders of our convertible stock).
Each outstanding share of our convertible stock will convert into the number of shares of our common stock described below if:

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we have made total distributions on the then-outstanding shares of our common stock equal to the original issue price of those shares plus an aggregate 6.0% cumulative, non-compounded, annual return on the original issue price of those shares;

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we list our common stock for trading on a national securities exchange, which we consider to include any major U.S. securities exchange and any foreign securities exchange that provides comparable liquidity to our stockholders; or

●	our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement).
Upon the occurrence of any of the triggering events described above, each share of convertible stock will be converted into a number of shares of common stock equal to 1/1000 of the quotient of (A) 15% of the amount, if any, by which (1) our “enterprise value” (as determined in accordance with the provisions of STAR’s charter) as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds (2) the aggregate purchase price paid for those outstanding shares of common stock plus an aggregate 6.0% cumulative, non-compounded, annual return on the price paid for those outstanding shares of common stock, divided by (B) our enterprise value divided by the number of outstanding shares of common stock on an as-converted basis, in each case, as of the date of the event triggering the conversion. In the case of a conversion upon a listing, the number of shares to be issued will be calculated over a period of 30 trading days which shares are listed or quoted for trading after the date of listing. In the event of a termination or nonrenewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00. “Cause” is defined in our advisory agreement to mean fraud, criminal conduct, willful misconduct, gross negligence or negligent breach of fiduciary duty by STAR Advisor or a material breach of our advisory agreement by STAR Advisor.
The conversion formula will result in the convertible stock converting into a number of shares equal to approximately 15% of our outstanding common stock if the conversion occurs after stockholders have received at least the aggregate purchase price paid for the outstanding shares of our common stock plus an aggregate 6.0% cumulative, non-compounded annual return on the price paid for those outstanding shares. Due to the fact this conversion trigger is based upon our payment of distributions equal to the aggregate purchase price paid for the then outstanding shares plus an aggregate 6.0% cumulative, non-compounded annual return on that aggregate purchase price, and investors who have held their shares of our common stock for differing lengths of time may have received differing returns on their investments as of the date of the conversion trigger, there is no assurance that each individual stockholder will receive a return of its invested capital plus at least a 6.0% cumulative annual return on such investment upon such a triggering event.

As used above and in STAR’s charter, “enterprise value” as of a specific date means our actual value as a going concern on the applicable date based on the difference between (A) the actual value of all of our assets as determined by our board of directors, including a majority of the independent directors, and (B) all of our liabilities as set forth on our balance sheet for the period ended immediately prior to the determination date, provided that (1) if such enterprise value is being determined in connection with a change of control that establishes our net worth, then the enterprise value shall be the net worth established thereby and (2) if such enterprise value is being determined in connection with the listing of our common stock for trading on a national securities exchange, then the enterprise value shall be the number of outstanding shares of common stock multiplied by the closing price of a single share of common stock, averaged over a period of 30 trading days, as mutually agreed upon by our board of directors, including a majority of the independent directors, and STAR Advisor. If the holder of shares of convertible stock disagree with the value determined by our board of directors, then we and the holder of the convertible stock shall name one appraiser each and those two named appraisers shall promptly agree in good faith to the appointment of a third appraiser whose determination of our enterprise value shall be final and binding on the parties. The cost of such appraisal will be shared evenly between us and STAR Advisor.
STAR’s charter provides that if we:

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reclassify or otherwise recapitalize our outstanding common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares); or

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consolidate or merge with another entity in a transaction in which we are either (1) not the surviving entity or (2) the surviving entity but that results in a reclassification or recapitalization of our common stock (except to change the par value, or to change from no par value to par value, or to subdivide or otherwise split or combine shares), then we or the successor or purchasing business entity must provide that the holder of each share of our convertible stock outstanding at the time one of the events triggering conversion described above occurs will continue to have the right to convert the convertible stock upon such a triggering event. After one of the above transactions occurs, the convertible stock will be convertible into the kind and amount of stock and other securities and property received by the holders of common stock in the transaction that occurred, such that upon conversion, the holders of convertible stock will realize as nearly as possible the same economic rights and effects as described above in the description of the conversion of our convertible stock. This right will apply to successive reclassifications, recapitalizations, consolidations and mergers until the convertible stock is converted.
Our board of directors will oversee the conversion of the convertible stock to ensure that the number of shares of common stock issuable in connection with the conversion is calculated in accordance with the terms of STAR’s charter. Further, if in the judgment of our board of directors full conversion of the convertible stock would cause a holder of our stock (other than an Excepted Holder, as defined in STAR’s charter) to violate the limitations on the ownership and transfer of shares of common stock which prohibit, among other things, (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock or (2) any transfer of shares or other event or transaction that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons or would otherwise cause us to fail to qualify as a real estate investment trust (a “REIT”), then only such number of shares of convertible stock (or fraction of a share thereof) will be converted into shares of our common stock such that no holder of our stock (other than an Excepted Holder) would violate such limitations, and the conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not violate such limitations. Any such deferral will not otherwise alter the terms of the convertible stock.
Meetings, Special Voting Requirements and Access To Records
An annual meeting of the stockholders will be held each year on a specific date and time set by our board of directors. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the chief executive officer or the president and will be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request of eligible stockholders, either in person or by mail, stating the purpose of the meeting, we will provide all stockholders, within ten days after receipt of such request, with written notice either in person or by mail, of such meeting and the purpose thereof. Such meeting will be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as provided in the following paragraph and except that the affirmative vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the MGCL and STAR’s charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of STAR’s charter, (2) our dissolution or (3) our merger, conversion or consolidation, a statutory share exchange or the sale or other disposition of all or substantially all of our assets. These matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
With respect to stock owned by STAR Advisor, directors, or any of their affiliates, neither STAR Advisor nor such directors, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which STAR Advisor, our directors or their affiliates may not vote or consent, any shares owned by any of them shall not be included.
The advisory agreement, including the selection of STAR Advisor, is approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace STAR Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors. Any stockholder will be permitted access to all of our corporate records at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within ten days of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests unrelated to the stockholder’s interest in us. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs.
Tender Offers
STAR’s charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance. STAR’s charter also prohibits any stockholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such stockholder has first offered such shares of stock to us at the tender offer price in the non-compliant tender offer.
Restriction on Ownership of Shares of Capital Stock
For us to qualify as a REIT, no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code, by any five or fewer individuals, as defined in the Internal Revenue Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year for which we elect to be taxed as a REIT. In addition, we must meet requirements regarding the nature of our gross income to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership from any resident will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Internal Revenue Code, 10% or more of the ownership interests in that resident. To assist us in preserving our status as a REIT, among other purposes, STAR’s charter contains limitations on the ownership and transfer of shares of stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock and (2) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons. In addition, STAR’s charter prohibits any transfer of, or other event with respect to, shares of our capital stock that (1) would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (2) would cause us to own, actually or constructively, 9.8% or more of the ownership interests in a resident of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership or (3) would otherwise cause us to fail to qualify as a REIT.
STAR’s charter provides that the shares of our capital stock that, if transferred, would: (1) result in a violation of the 9.8% ownership limit; (2) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; (3) cause us to own an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(a)(5) of the Internal Revenue Code; or (4) otherwise cause us to fail to qualify as a REIT, will be transferred automatically to a trust effective on the day before the purported transfer of such shares of our capital stock. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our capital stock in the share trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the share trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the share trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transferee is exempted (prospectively or retroactively) by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that the ownership by such transferee would not violate the provisions of the Internal Revenue Code for our qualification as a REIT. If the transfer to the share trust would not be effective for any reason to prevent a violation of the foregoing limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares. In addition, STAR’s charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.
Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the share trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in STAR’s charter) of the shares on the day of the event causing the shares to be held in the share trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. Any net sales proceeds in excess of the amount payable to the intended transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the share trust, the shares are sold by the intended transferee, then (1) the shares shall be deemed to have been sold on behalf of the share trust and (2) to the extent that the intended transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our stock held in the share trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the share trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts or intends to acquire shares of our capital stock in violation of the foregoing restrictions or who owns shares of our capital stock that were transferred to any such trust is required to give immediate written notice to us or, in the case of a proposed or attempted transaction, at least 15 days prior written notice. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.
The ownership limits do not apply to a person or persons that our board of directors exempts (prospectively or retroactively) from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized, including certain representations and undertakings required by STAR’s charter. Any person who owns more than 5.0% (or such lower percentage applicable under Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned.
Distributions
We expect to continue paying monthly distributions unless our results of operations, our general financial condition, the general economic condition or other factors prohibit us from doing so. The timing and amount of distributions will be determined by our board of directors in its discretion and may vary from time to time.
Generally, our policy is to pay distributions from cash flow from operations. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period, and we expect to pay these distributions in advance of our actual receipt of these funds. In these instances, our board of directors has the authority under our organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or the deferral of fees and expense reimbursements by STAR Advisor in its sole discretion. We have not established a limit on the amount of proceeds we may use from our public offering to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for investments and our stockholders’ overall return on their investment in us may be reduced.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year.

We have not established a minimum distribution level, and STAR’s charter does not require that we make distributions to our stockholders.
Distribution Reinvestment Plan
Pursuant to our distribution reinvestment plan, stockholders may elect to have their cash distributions reinvested in shares of our common stock. Our board of directors may, in its sole discretion, from time to time, change the price based upon changes in our estimated value per share and other factors that our board of directors deems relevant. If we determine to change the price at which we offer shares pursuant to our distribution reinvestment plan, we do not anticipate that we will do so more frequently than quarterly. Stockholders may elect to participate in the distribution reinvestment plan by completing an enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of such written notice. Our board of directors may terminate the distribution reinvestment plan at its discretion at any time upon ten days’ notice to our stockholders. Participation in the plan may also be terminated with respect to any person to the extent that a reinvestment of distributions in shares of our common stock would cause the share ownership limitations contained in STAR’s charter to be violated. Following any termination of our distribution reinvestment plan, all subsequent distributions to stockholders will be made in cash. No sales commissions or dealer manager fees are payable on shares sold through our distribution reinvestment plan.
Participants may acquire shares of our common stock pursuant to our distribution reinvestment plan until the earliest date upon which (1) all the common stock registered in this or future offerings to be offered under our distribution reinvestment plan is issued, (2) the offering related to our distribution reinvestment plan terminates, and we elect to deregister with the Securities and Exchange Commission (the “SEC”) the unsold amount of our common stock registered to be offered under our distribution reinvestment plan or (3) there is more than a de minimis amount of trading in shares of our common stock, at which time any registered shares of our common stock then available under our distribution reinvestment plan will be sold at a price equal to the fair market value of the shares of our common stock, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date. In any case, the price per share will be equal to the then-prevailing market price, which will equal the price on the national securities exchange on which such shares of common stock are listed at the date of purchase.
Holders of limited partnership interests in our operating partnership may also participate in the distribution reinvestment plan and have cash otherwise distributable to them by our operating partnership invested in our common stock at the same price as shares of our common stock.
Stockholders who elect to participate in the distribution reinvestment plan, and who generally are subject to United States federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. However, the tax consequences of participating in our distribution reinvestment plan will vary depending upon each participant’s particular circumstances, and stockholders are urged to consult their tax advisor regarding the specific tax consequences of participation in the distribution reinvestment plan.
All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to our stockholders at least annually. Each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at least annually after receiving this information.

Share Repurchase Plan
Our share repurchase plan may provide an opportunity for stockholders to have their shares of common stock repurchased by us, subject to certain restrictions and limitations. Notwithstanding anything in this share repurchase plan to the contrary, we will only repurchase shares in connection with the death or disability (as defined below) of a stockholder in accordance with the terms described herein.
No shares can be repurchased under our share repurchase plan until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or disability of a stockholder.
On March 14, 2018, our board of directors determined to amend the terms of our share repurchase plan effective as of April 15, 2018 to (1) limit the amount of shares repurchased pursuant to our share repurchase plan each quarter to $2,000,000 and (2) revise the repurchase price to an amount equal to 93% of the most recently publicly disclosed estimated value per share. The share repurchase price is further reduced based on how long the stockholder has held the shares as follows:

Share Purchase Anniversary	Repurchase Price on Repurchase Date(1)
Less than 1 year	No Repurchase Allowed
1 year	92.5% of the Share Repurchase Price(4)
2 years	95.0% of the Share Repurchase Price(4)
3 years	97.5% of the Share Repurchase Price(4)
4 years	100.0% of the Share Repurchase Price(4)
In the event of a stockholder’s death or disability(2)	Average Issue Price for Shares(3)

(1)
As adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock. Repurchase price includes the full amount paid for each share, including all sales commissions and dealer manager fees.

(2)
The required one year holding period to be eligible for shares to be repurchased under our share repurchase plan does not apply in the event of death or disability of a stockholder. For purposes of our share repurchase plan, a “disability” means (a) the stockholder has received a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be repurchased, and (b) the determination of such disability was made by the governmental agency responsible for reviewing and awarding the disability retirement benefits that the stockholder could be eligible to receive, which we refer to as the “applicable governmental agency.” The applicable governmental agencies are limited to the following: (i) the Social Security Administration; (ii) the U.S. Office of Personnel Management with respect to disability benefits under the Civil Service Retirement System, or CSRS; or (iii) the Veteran’s Administration; and in each case, the agency charged with administering disability benefits at that time on behalf of one of the applicable governmental agencies. Disability determinations by governmental agencies other than those listed above, including, but not limited to, worker’s compensation insurance or the administration or enforcement of the Rehabilitation Act of 1973, as amended, or the ADA will not entitle a stockholder to the terms available for the repurchase of shares. Repurchase requests following an award by the applicable governmental agency of disability, such as the Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge, as the case may be, or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits. As the following disabilities generally do not entitle a worker to Social Security or related disability benefits, they will not qualify as a “disability” for purposes of our share repurchase plan: (a) disabilities occurring after the legal retirement age; (b) temporary disabilities; and (c) disabilities that do not render a worker incapable of performing substantial gainful activity. However, where a stockholder requests the repurchase of shares due to a disability and the stockholder does not have a disability that meets the definition described above, but is subject to similar circumstances, we may repurchase the stockholder’s shares, in the sole discretion of our board of directors.

(3)	The purchase price per share for shares repurchased upon the death or disability of a stockholder will be equal to the average issue price per share for all of the stockholder’s shares.

(4)
The “Share Repurchase Price” equals 93% of the Estimated Value per Share. The “Estimated Value per Share” is the most recently publicly disclosed estimated value per share determined by our board of directors.

The purchase price per share for shares repurchased pursuant to our share repurchase plan will be further reduced by the aggregate amount of net proceeds per share, if any, distributed to our stockholders prior to the repurchase date as a result of the sale of one or more of our assets that constitutes a return of capital distribution as a result of such sales.
Repurchases of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which end of the applicable quarter we refer to as the repurchase date. Stockholders may withdraw their repurchase request at any time up to three business days prior to the repurchase date.

In connection with the announcement of the then-proposed SIR Merger and STAR III Merger, on August 5, 2019, our board of directors approved the Amended and Restated Share Repurchase Plan, or the Amended & Restated SRP, which became effective September 5, 2019, and applied with repurchases made on the repurchase dates subsequent to the effective date of the Amended & Restated SRP. Under the Amended & Restated SRP, we only repurchased shares of common stock in connection with the death or qualifying disability (as determined by our board of directors in its sole discretion) of a stockholder, subject to certain terms and conditions specified in the Amended & Restated SRP. Repurchases pursuant to the Amended and Restated SRP continue to be limited to $2,000,000 per quarter.

On March 3, 2020, in connection with the closing of the SIR Merger and the STAR III Merger, our board of directors adopted a Second Amended and Restated Share Repurchase Plan to: (1) allow all stockholders to request repurchases (as opposed to death and disability only), (2) limit the amount of shares repurchased pursuant to the Amended & Restated SRP each quarter to $4,000,000 and (3) set the repurchase price in all instances (including death and disability) to an amount equal to 93% of the most recent publicly disclosed estimated value per share. The $4,000,000 quarterly limit and the repurchase price of 93% of the estimated value per share will take effect upon 30 days’ notice to stockholders and will be in effect on the repurchase date at the end of April 2020 with respect to redemptions for the fiscal quarter ending March 31, 2020, or the First Quarter Redemptions; provided, however, that we will continue to limit First Quarter Redemptions to death and disability only. Our share repurchase plan will be open to all redemption requests made beginning with the second quarter of 2020.
We cannot guarantee that the funds set aside for the share repurchase plan will be sufficient to accommodate all repurchase requests made in any quarter. In the event that we do not have sufficient funds available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, priority will be given to repurchase requests in the case of the death or disability of a stockholder. If we repurchase less than all of the shares subject to a repurchase request in any quarter, with respect to any shares which have not been repurchased, our stockholders can (1) withdraw their request for repurchase or (2) ask that we honor their request in a future quarter, if any, when such repurchases can be made pursuant to the limitations of the share repurchase plan and when sufficient funds are available. Such pending requests will be honored among all requests for redemptions in any given repurchase period as follows: first, pro rata as to repurchases sought upon a stockholder’s death or disability; and, next, pro rata as to other repurchase requests.
We are not obligated to repurchase shares of our common stock under the share repurchase plan. The share repurchase plan limits the number of shares to be repurchased in any calendar year to (1) 5% of the weighted average number of shares of our common stock outstanding during the prior calendar year or the $2,000,000 limit for any quarter and (2) those that could be funded from the net proceeds from the sale of shares under our distribution reinvestment plan in the prior calendar year, plus such additional funds as may be reserved for that purpose by our board of directors. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of securities investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets. There is no fee in connection with a repurchase of shares of our common stock.
Our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase plan at any time upon 30 days’ notice to our stockholders if it determines that the funds available to fund the share repurchase plan are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase plan is in the best interest of our stockholders. Therefore, our stockholders may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase plan. The share repurchase plan will terminate in the event that a secondary market develops for our shares of common stock.

Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which he or she otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should our board of directors opt into the business combination statute in the future, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no meeting is held, the date of the last control share acquisition.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, we have provided in our bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of our stock, but our board of directors retains the discretion to opt into these provisions in the future.
Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by a stockholder may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

●	a classified board of directors;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that vacancies on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have elected to provide that, at such time as we are eligible to make a Subtitle 8 election, vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in STAR’s charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directorships provided that the number is not fewer than three. We have not elected to be subject to the other provisions of Subtitle 8.
Restrictions on Roll-Up Transactions
In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with STAR Advisor or our directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us. Our properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our properties as of a date immediately prior to the announcement of the proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of an entity that would be created or would survive after the successful completion of a roll-up transaction, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. We will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.
In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of:

●	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

●	one of the following:

●	remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or

●	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:

●
which would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in STAR’s charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and our dissolution;

●
which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

●
in which our common stockholders’ rights to access the records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in STAR’s charter and described in “-Meetings, Special Voting Requirements and Access To Records” above; or

●	in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.
Reports to Stockholders
STAR’s charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

●	financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;

●	the ratio of the costs of raising capital during the year to the capital raised, if applicable;

●
the aggregate amount of investment management fees and the aggregate amount of other fees paid to SIR Advisor and any affiliate of SIR Advisor by us or third parties doing business with us during the year;

●	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

●	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and

●
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and SIR Advisor, a director or any affiliate thereof during the year. Our independent directors are specifically charged with a duty to examine and comment in the report on the fairness of any such transactions.

We are also subject to the informational reporting requirements of the Exchange Act, and accordingly, we file annual reports, quarterly reports, proxy statements and other information with the SEC. In addition, we will provide our stockholders directly with periodic updates, including annual and quarterly reports.
Stockholders may authorize us to provide such periodic updates by sending instructions in writing in a form acceptable to us to receive such periodic updates electronically. Unless stockholders elect in writing to receive such periodic updates electronically, all documents will be provided in paper form by mail. Stockholders must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. The periodic updates will be available on our website. Stockholders may access and print all periodic updates provided through this service. As periodic updates become available, we will notify our stockholders by sending them an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact our stockholders to obtain their updated e-mail address. If we are unable to obtain a valid e-mail address for our stockholders, we will resume sending a paper copy by regular U.S. mail to their address of record. Our stockholders may revoke their consent for electronic delivery at any time and we will resume sending our stockholders a paper copy of all periodic updates. Our stockholders will have the option to “unsubscribe” from the election of electronic delivery of documents on our website. In addition, every electronic communication sent by us will include a website link that will direct our stockholders to the website page where such changes to the election to receive electronic delivery of documents can be made. However, in order for us to be properly notified, our stockholders’ revocation(s) must be given to us within a reasonable time before electronic delivery has commenced. We will provide our stockholders with paper copies at any time upon request. Such request will not constitute revocation of their consent(s) to receive periodic updates electronically.
In addition to providing information mandated by STAR’s charter and the Securities Act of 1933, as amended and Exchange Act as set forth above, we intend to post on our website at www.SteadfastREITs.com, and file with the SEC, certain operational data each quarter with respect to our portfolio. We believe that posting this additional operational data will benefit investors by consistently providing current information and greater transparency with respect to the performance of our investments.
Estimated Value Per Share
In addition to the information described under “-Reports to Stockholders” above, we expect to disclose an updated estimated NAV per share of our common stock on at least an annual basis, in a current report on Form 8-K or other periodic report. Our estimated value per share may not be indicative of the price that our stockholders would receive if they sold our shares in an arm’s-length transaction, if our shares were actively traded or if we were liquidated. In addition, the proceeds received from a liquidation of our assets is expected to be substantially less than the price a stockholder paid for such shares.
Exclusive Forum for Certain Claims
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of our company, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or employees arising pursuant to any provision of the MGCL or STAR’s charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or employees that is governed by the internal affairs doctrine.